SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

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MERCER FUNDS

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mercer FUNDS

Mercer US Small/Mid Cap Equity Fund

99 High Street
Boston, Massachusetts 02110

May 14, 2018

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer US Small/Mid Cap Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of BNY Mellon Asset Management North America Corporation (“BNY Mellon AMNA” or the “Subadvisor”) to serve as a subadvisor to the Fund. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and BNY Mellon AMNA (the “BNY Mellon AMNA Subadvisory Agreement”).

The Advisor recommended the appointment of BNY Mellon AMNA to replace NWQ Investment Management Company, LLC (“NWQ”), one of the subadvisors that previously managed an allocated portion of the Fund’s portfolio, and BNY Mellon AMNA has taken over the management duties of the Fund’s portfolio previously allocated to NWQ. As was previously communicated to you via a supplement to the Fund’s prospectus, dated February 14, 2018, BNY Mellon AMNA began managing its allocated portion of the Fund’s investment portfolio effective as of that date.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding BNY Mellon AMNA and the BNY Mellon AMNA Subadvisory Agreement and a discussion of the factors that the Board considered in approving the BNY Mellon AMNA Subadvisory Agreement.

Sincerely,

Richard S, Joseph, CFA

Trustee, President, and Chief Executive Officer

Mercer Funds

MERCER FUNDS

Mercer US Small/Mid Cap Equity Fund

99 High Street
Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer US Small/Mid Cap Equity Fund (the “Fund”) about the recent hiring of a new subadvisor to the Fund, BNY Mellon Asset Management North America Corporation (“BNY Mellon AMNA” or the “Subadvisor”). In connection with the hiring of BNY Mellon AMNA, the Board approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and BNY Mellon AMNA (the “BNY Mellon AMNA Subadvisory Agreement”). The Advisor recommended the appointment of BNY Mellon AMNA to replace NWQ Investment Management Company, LLC (“NWQ”), one of the subadvisors that previously managed an allocated portion of the Fund’s portfolio, and BNY Mellon AMNA has taken over the management duties of the Fund’s portfolio previously allocated to NWQ. BNY Mellon AMNA began managing its allocated portion of the Fund’s investment portfolio on February 14, 2018.

The hiring of BNY Mellon AMNA, and the BNY Mellon AMNA Subadvisory Agreement, were approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about May 14, 2018 to shareholders of record of the Fund as of March 31, 2018.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order also allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at a Board meeting held on January 23, 2018 (the “Meeting”): (i) appointed BNY Mellon AMNA to serve as a subadvisor to the Fund, and (ii) approved the BNY Mellon AMNA Subadvisory Agreement between the Advisor, on behalf of the Fund, and BNY Mellon AMNA. BNY Mellon AMNA is unaffiliated with the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. BNY Mellon AMNA is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of BNY Mellon AMNA as a subadvisor to the Fund, or from the implementation of the BNY Mellon AMNA Subadvisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that in connection with the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding BNY Mellon AMNA and the BNY Mellon AMNA Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, LLC, an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Advisor, as amended from time to time (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

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Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.90% of assets up to $750 million, 0.88% of assets in excess of $750 million up to $1 billion and 0.83% of assets in excess of $1 billion of the Fund’s average daily net assets. The Advisor received advisory fees of $8,662,902 from the Fund for the fiscal year ended March 31, 2018. The aggregate compensation paid by the Advisor to all subadvisors to the Fund during the last fiscal year ended March 31, 2018 was $4,596,755, representing 0.48% of the Fund’s average net assets during that period. The Fund did not make any payments to any affiliated person of BNY Mellon AMNA during the fiscal year ended March 31, 2018.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard S. Joseph serves as President, Chief Executive Officer, and Trustee of the Trust and as President and Head of US Delegated Solutions for the Advisor; Janice Desmond serves as Treasurer and Chief Financial Officer of the Trust and as Head of Fund Administration for the Advisor; Carol A. McMahon serves as Vice President and Assistant Treasurer of the Trust and Global and US GBS Wealth Chief Operating Officer of the Advisor; Colin J. Dean serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Global Chief Counsel-Investments of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Caroline Hulme serves as Vice President and Assistant Secretary of the Trust and as Legal Counsel-Investments for the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; and Robert Phay serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

None of the officers or Trustees of the Trust are officers, employees, directors and/or shareholders of BNY Mellon AMNA.

BNY MELLON ASSET MANAGEMENT NORTH AMERICA CORPORATION

BNY Mellon AMNA is located at One Boston Place, Boston, MA 02108. BNY Mellon AMNA is an indirect subsidiary of The Bank of New York Mellon Corporation. BNY Mellon AMNA is a wholly owned subsidiary of MBC Investments Corporation, which is a wholly owned subsidiary of BNY Mellon IHC, LLC, which is a wholly owned subsidiary of The Bank of New York Mellon Corporation (each, a “Parent”). Each Parent is located at One Boston Place, Boston MA 02108. BNY Mellon AMNA is registered as an investment adviser with the SEC under the Advisers Act. Effective as of February 1, 2018, BNY Mellon AMNA became the successor to the investment management business and operations of The Boston Company Asset Management, LLC (the “Boston Company”), and references herein to BNY Mellon AMNA are therefore also deemed to include reference to the Boston Company, as applicable. The BNY Mellon AMNA Subadvisory Agreement is dated February 14, 2018.

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BNY Mellon AMNA was approved by the Board to serve as a subadvisor to the Fund at the Meeting. BNY Mellon AMNA is not affiliated with the Advisor, and BNY Mellon AMNA discharges its responsibilities subject to the oversight and supervision of the Advisor. As indicated above, BNY Mellon AMNA is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of BNY Mellon AMNA as a subadvisor to the Fund, or from the implementation of the BNY Mellon AMNA Subadvisory Agreement. The fees paid by the Advisor to BNY Mellon AMNA depend upon the fee rates negotiated by the Advisor. In accordance with procedures adopted by the Board, a subadvisor to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

BNY Mellon AMNA serves as an investment advisor or subadvisor for the registered investment companies listed below, which have investment objectives similar to the Fund’s investment objective.

Fund Name	Assets as of March 31, 2018 (in millions)	Annual Advisory Fee Rate (as a % of average daily net assets)
Schwab SMID Cap Opportunity Fund	$42.0	0.64%

BNY Mellon Small Mid Cap Fund	$138.8	0.50%

Strategic Advisors Small Mid Cap Fund	$673.9	0.41%

Strategic Advisors Small Mid Cap Multi-Strategy Fund	$1.5	0.41%

The names and principal occupations of the principal executive officers and directors of BNY Mellon AMNA are listed below. The address of each principal executive officer and director, as it relates to the person’s position with BNY Mellon AMNA, is One Boston Place, Boston, MA 02108.

Name	Principal Occupation

James D. Mac Intyre	President and Chief Executive Officer, Director (Chair)

Adam B. Jofee	Chief Business Officer, Director

John P. Shea	Chief Financial Officer

Linda T. Lillard	Executive Vice President and Chief Operating Officer, Director

Jennifer Cassedy	Chief Compliance Officer
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David A. Daglio	Chief Investment Officer – Active Equity, Director

David C. Leduc	Chief Investment Officer – Active Fixed Income, Director

Jeff J. Zhang	Executive Vice President and Chief Investment Officer – Multi-Asset and Multi-Factor and Index, Director

Alexander B. Over	Global Head of Distribution, Director

Michael A. Germano	Head of Strategy, Director

Thomas Loeb	Chairman Emeritus, Director

Gregory A. Brisk	Director

Jamie W. Lewin	Director

Matthew J. Oomen	Director

Edward H. Ladd	Director

BNY MELLON AMNA SUBADVISORY AGREEMENT

The BNY Mellon AMNA Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving the BNY Mellon AMNA Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the BNY Mellon AMNA Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The BNY Mellon AMNA Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the BNY Mellon AMNA Subadvisory Agreement, other than the rate of compensation paid by the Advisor to BNY Mellon AMNA, are substantially similar to the terms contained in the subadvisory agreements in effect between the Advisor and the Fund’s other current subadvisors. The BNY Mellon AMNA Subadvisory Agreement provides that BNY Mellon AMNA, among other duties, will make all investment decisions for BNY Mellon AMNA’s allocated portion of the Fund’s investment portfolio. BNY Mellon AMNA, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the Subadvisor’s allocated portion of the Fund’s assets.

The BNY Mellon AMNA Subadvisory Agreement provides for BNY Mellon AMNA to be compensated based on the average daily net assets of the Fund allocated to the Subadvisor. BNY Mellon AMNA is compensated from the fees that the Advisor receives from the Fund. BNY Mellon AMNA generally will pay all expenses it incurs in connection with its activities under the BNY Mellon AMNA Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

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The BNY Mellon AMNA Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) BNY Mellon AMNA, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Advisor recommended the appointment of BNY Mellon AMNA (as successor to the Boston Company) to serve as a subadvisor to the Fund. In considering the approval of the BNY Mellon AMNA Subadvisory Agreement, the Independent Trustees considered the information and materials from the Advisor and BNY Mellon AMNA that included, as to BNY Mellon AMNA and the Fund: (i) the BNY Mellon AMNA Subadvisory Agreement; (ii) information regarding the process by which the Advisor had reviewed, selected, and recommended BNY Mellon AMNA for the Board’s approval, and the Advisor’s rationale for recommending that BNY Mellon AMNA be appointed as a subadvisor to the Fund; (iii) the nature, extent, and quality of the services that BNY Mellon AMNA proposed to provide to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of BNY Mellon AMNA (as successor to the Boston Company); (v) the brokerage and trading policies and practices applicable to BNY Mellon AMNA; (vi) the level of subadvisory fees to be charged by BNY Mellon AMNA for its services to the Fund, and the fees charged to other accounts that BNY Mellon AMNA manages (as successor to the Boston Company); (vii) a summary of the compliance program applicable to BNY Mellon AMNA; (viii) information regarding the historical performance returns of BNY Mellon AMNA (as successor to the Boston Company) managing the investment mandate it would employ for the Fund, and a comparison of such performance to a relevant index; and (ix) the financial condition of BNY Mellon AMNA.

In addition, the Independent Trustees considered presentations made by, and discussions held with, representatives of the Advisor and the Advisor’s favorable assessment of the nature, extent and quality of the subadvisory services expected to be provided to the Fund by BNY Mellon AMNA. The Independent Trustees considered and analyzed factors that the Independent Trustees deemed relevant with respect to BNY Mellon AMNA, including: the nature, extent, and quality of the services to be provided to the Fund by BNY Mellon AMNA; BNY Mellon AMNA’s management style and investment decision-making process; BNY Mellon AMNA’s historical performance record managing the investment mandate it would employ for the Fund; the qualifications and experience of the members of BNY Mellon AMNA’s portfolio management team; and BNY Mellon AMNA’s staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Advisor in connection with each of the Subadvisors, which includes extensive management and compliance due diligence with respect to the management and operations of each of the Subadvisors. Additionally, the Independent Trustees received assistance and advice from their independent legal counsel regarding legal and industry standards in connection with their duties and responsibilities when approving investment advisory agreements.

In particular, and as to BNY Mellon AMNA, the Board, including all of the Independent Trustees, considered the following factors:

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(a) The nature, extent, and quality of the services to be provided by BNY Mellon AMNA. The Independent Trustees reviewed the nature, extent, and quality of the services to be provided by BNY Mellon AMNA to the Fund. The Independent Trustees discussed the specific investment management process that BNY Mellon AMNA indicated that it will employ to manage its allocated portion of the Fund’s investment portfolio (which was described in detail in the materials provided by BNY Mellon AMNA), the qualifications of BNY Mellon AMNA’s portfolio managers and investment management personnel with regard to implementing the investment mandate relating to the allocated portion of the Fund’s investment portfolio that BNY Mellon AMNA would be managing, and the performance record of BNY Mellon AMNA as compared to a relevant index. The Independent Trustees considered BNY Mellon AMNA’s infrastructure and resources, and whether BNY Mellon AMNA’s organization appeared to support BNY Mellon AMNA’s strategy adequately. The Independent Trustees also discussed the Advisor’s review, selection, and due diligence process with respect to BNY Mellon AMNA, and the Advisor’s favorable assessment as to the nature, extent, and quality of the subadvisory services expected to be provided to the Fund by BNY Mellon AMNA. The Independent Trustees determined that the Fund and its shareholders would benefit from the quality and experience of BNY Mellon AMNA’s portfolio managers and the qualifications of its investment professionals. Based on their consideration and review of the foregoing information, the Independent Trustees concluded that the nature, extent and quality of the subadvisory services anticipated to be provided by BNY Mellon AMNA, as well as BNY Mellon AMNA’s ability to render such services based on the experience of its predecessor firms, and their operations and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that BNY Mellon AMNA would manage.

(b) Comparison of the services to be rendered and fees to be paid to BNY Mellon AMNA under other advisory and subadvisory contracts, such as those with other clients. The Independent Trustees discussed the services that would be rendered by BNY Mellon AMNA and evaluated the compensation to be paid to BNY Mellon AMNA by the Advisor for those services. The Independent Trustees noted that the services that BNY Mellon AMNA would furnish to the Fund appeared to be comparable to the services that BNY Mellon AMNA currently provides to its other advisory and subadvisory clients having similar investment strategies. The Independent Trustees also considered comparisons of the fees that will be paid to BNY Mellon AMNA by the Advisor in light of the fees that were charged by BNY Mellon AMNA to its other advisory clients, as disclosed in the Form ADV, Part 2A (Firm Brochure) provided and in its 15(c) Questionnaire responses, including commingled and separate accounts. The Independent Trustees also considered that the fees agreed to by BNY Mellon AMNA were the result of an arm’s length bargain negotiated by unaffiliated parties and that the Advisor believes such fees are fair and reasonable. The Independent Trustees also noted that, while BNY Mellon AMNA’s fee schedule did include breakpoints, the benefit of the breakpoints would go to the Advisor, and not to the Fund, and would be reflected in the Advisor’s profitability, which had been reviewed by the Independent Trustees.

The Independent Trustees considered the review, selection, and due diligence process employed by the Advisor in determining to recommend BNY Mellon AMNA to serve as a subadvisor to the Fund, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to BNY Mellon AMNA for its services to the Fund were fair and reasonable. The Independent Trustees emphasized in their discussions that the subadvisory fees of BNY Mellon

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AMNA would be paid by the Advisor, and were not additional fees to be borne by the Fund or its shareholders. Based on their discussion, the Independent Trustees concluded that, in light of the nature, extent, and quality of the services to be provided, the proposed level of fees to be paid to BNY Mellon AMNA with respect to the assets of the Fund to be allocated to BNY Mellon AMNA was supported by the services that were expected to be provided by BNY Mellon AMNA to the Fund. The Independent Trustees also considered the potential “fallout” or ancillary benefits that may accrue to BNY Mellon AMNA from its relationship with the Fund and concluded that they were reasonable.

The Independent Trustees recognized that, because the subadvisory fees would be paid by the Advisor, and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board’s consideration of the Management Agreement with the Advisor. In addition, since the fees to be paid to BNY Mellon AMNA were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, the potential profitability of BNY Mellon AMNA was not considered relevant to the Independent Trustees’ deliberations. The Independent Trustees took note of the Advisor’s explanation that the recommended appointment of BNY Mellon AMNA was not affected by the impact that the appointment would have on the Advisor’s revenues and profitability, and recalled that the Advisor had demonstrated that the appointment of BNY Mellon AMNA may result in reduced profitability for the Advisor as a result of increased subadvisory fees that will be paid out of the Advisor’s resources. On the basis of these considerations, the Independent Trustees concluded that, in light of the nature, extent and quality of the services expected to be provided by BNY Mellon AMNA and the proposed fees to be paid to BNY Mellon AMNA by the Advisor for managing its allocated portion of the Fund, the potential benefits accruing to BNY Mellon AMNA as a result of serving as a Subadvisor to the Fund were reasonable in relation to the services that were expected to be provided by BNY Mellon AMNA to the Fund.

(c) Investment performance of the Fund and BNY Mellon AMNA. Because BNY Mellon AMNA was a newly proposed Subadvisor to the Fund, the Independent Trustees could not consider BNY Mellon AMNA’s investment performance in managing the Fund as a factor in evaluating the BNY Mellon AMNA Subadvisory Agreement. However, the Independent Trustees reviewed BNY Mellon AMNA’s historical performance record in managing the investment mandate it would employ for the Fund, as well as the historical performance record for other accounts that were comparable to the Fund. The Independent Trustees also compared the historical investment performance of BNY Mellon AMNA to a relevant index and concluded that BNY Mellon AMNA’s historical performance record, viewed together with the other factors considered by the Independent Trustees, supported a decision to approve the BNY Mellon AMNA Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the Independent Trustees’ decisions. Based on these factors, along with the determination of the Advisor at the conclusion of its review, selection, and due diligence process to recommend BNY Mellon AMNA be appointed as a Subadvisor to the Fund, and such other matters as were deemed relevant, the Independent Trustees concluded that the proposed fee rate for BNY Mellon AMNA was supported by the services that were expected to be provided to the Fund and approval of the proposed BNY Mellon AMNA Subadvisory Agreement was in the

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best interests of the Fund and its shareholders. As a result, the Board, including a majority of the Independent Trustees, determined to approve the BNY Mellon AMNA Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1 and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2018, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 899 Cassatt Road, Berwyn, Pennsylvania 19312, is a Delaware limited liability company that is a wholly-owned subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under an Underwriting Agreement with the Fund. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2018, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of March 31, 2018, the Fund had 73,890,010 total shares outstanding, and Mercer Collective Trust: Mercer US Small/Mid Cap Equity Portfolio held 59,844,076 shares, representing 80.99% of the Fund’s total shares outstanding and Mercer Phoenix Investment Portfolio held 4,036,734 shares, representing 5.46% of the Fund’s total shares outstanding.

As of March 31, 2018, the Trustees and executive officers of the Fund, both individually and as a group, did not own more than 1% of a class of the Fund.

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SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report to shareholders may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-888-887-0619.

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